        Exhibit 10.2

The Hain Celestial Group, Inc.
Worldwide Headquarters
1111 Marcus Avenue • Lake Success, NY 11042-1034 • phone: +1 (516) 587-5000 • fax: +1 (516) 587-0208 • www.hain.com
______________________________________________________________________________________________________________

October 31, 2019
Personal & Confidential

Mr. Javier Idrovo

Dear Javier:

Subject to the approval of the Board of Directors and the Compensation Committee, we are pleased to offer employment to you as Executive Vice President and Chief Financial Officer of The Hain Celestial Group, Inc. (“Hain Celestial” or the “Company”). Your employment will commence on a mutually agreeable date on or prior to December 2, 2019 (the date your employment commences, the “Start Date”). You will report directly to Mark Schiller, President and Chief Executive Officer. Please note that your job responsibilities are subject to change as Hain Celestial’s business needs may require.

1.Your annual base salary will be $550,000 (less required withholdings and elected deductions), and will be paid in accordance with the Company’s payroll practices.

2.You will be eligible to earn an annual incentive award (the “Annual Incentive Award”) under the terms and conditions of an annual incentive plan to be adopted by the Compensation Committee of the Board of Directors. Your target Annual Incentive Award for fiscal year 2020 shall be equal to 85% of your annual base salary. The amount payable to you under the Annual Incentive Award will be determined by the Compensation Committee in its discretion under the terms of the annual incentive plan, and you must be actively employed by the Company at the time of payment. The Annual Incentive Award for fiscal year 2020 will be prorated based on your Start Date.

3.As soon as practicably possible following your Start Date, you will receive a one-time signing award of restricted stock units of the Company equal to $1,300,000, divided by the closing stock price of the Company on your Start Date (“RSUs”). This grant of RSUs is intended to recognize the compensation you are forfeiting from your former employer upon joining Hain. The award will be made pursuant to The Hain Celestial Group, Inc. 2019 Equity Inducement Award Plan and subject to the terms of the applicable award agreement. The RSUs shall vest over a two-year period, with one-half vesting each year on the anniversary date of the Start Date. If your employment terminates, or you leave the Company voluntarily, the unvested portion of the RSUs will be forfeited.

4.In addition, as soon as practicably possible following the Start Date, you will receive a one-time signing award of performance share units with a target number of shares equal to $1,000,000 divided by the closing stock price of the Company on your Start Date (“Sign-On PSUs”). The award will be made pursuant to The Hain Celestial Group, Inc. 2019 Equity Inducement Award Plan. This grant of Sign-on PSUs is intended to recognize the compensation you are forfeiting from your former employer upon joining Hain. The Sign-On PSUs will be subject to the terms and conditions set forth in the Performance Units Agreement, and will vest pursuant to the achievement of pre-established Total Shareholder Return (“TSR”) goals at the end of the performance period (ending on November 6, 2021, unless otherwise specified in the Performance Units Agreement) and your continued employment until the end of the performance period. The TSR goals will be the same as the TSR goals in effect for the Company’s CEO and other executive officers under the Company’s 2019-2021 Long-Term Incentive Program. Total shares earned will range from 0% to 300% of the target number of shares. If your employment terminates, or you leave the Company voluntarily, the unvested portion of the PSUs will be forfeited unless otherwise specified in the Performance Units Agreement.

5.In addition to the sign-on awards described in paragraphs 3 and 4, you will be eligible to participate in the Company’s Long-Term Incentive Program. As soon as practicably possible following the Start Date, you will receive an award of performance share units (“LTIP PSUs”) with a target of 100,000 shares intended to represent the total long-term incentive opportunity for fiscal years 2020 – 2021. The LTIP PSUs will otherwise have the same terms and conditions as the Sign-On PSUs, and the total shares earned will range from 0% to 300% of the target number of shares.
Beginning in fiscal year 2022, you will be eligible to receive additional awards under the Company’s long-term incentive program, subject to the terms and conditions of such program and at the level as determined by the Compensation Committee.

6.You also will receive a one-time signing bonus of $500,000. This bonus is intended to recognize the compensation you are forfeiting from your former employer upon joining Hain. This bonus will be paid in one lump sum after you have completed the first 90 days of your employment with the Company. The signing bonus is taxable and will be made in accordance with the Company’s payroll practices. Should you voluntarily terminate your employment with the Company, or if you are terminated for cause as determined by the Compensation Committee in good faith, in each case within the first 24 months of your Start Date, you will be responsible for the repayment of a pro-rated amount of the signing bonus. You further agree that a portion of your final paycheck may be withheld as partial or full repayment, to the extent allowable by applicable law.

7.If Hain Celestial terminates your employment without cause, as determined by the Compensation Committee in good faith, you will be entitled to receive a severance payment of one (1) times your annual base salary in effect at the time of termination and one (1) times your target Annual Incentive Award for the year in which the termination date occurs, payable (less applicable withholdings) in bi-weekly payments, in accordance with the Company’s payroll practices, following the termination of your employment. Your entitlement to the severance payment will be subject to the execution of a separation agreement and release of claims in a form satisfactory to the Company, including an acknowledgment of the continued effectiveness of your post-employment restrictive covenants and other obligations to the Company.

8.You will participate in the Company’s “Change in Control Agreement,” in accordance with and subject to the terms and conditions of such agreement. The Change in Control Agreement will generally provide a severance benefit equal to (2) times the sum of your annual base salary and target Annual Incentive Award if your employment is terminated under certain circumstances in connection with a Change in Control (as defined in the agreement).

9.Our group health insurance benefit plan provides for participation by new employees on the first calendar day of the month following completion of 30 days of employment. Additionally, on the first calendar day of the month following completion of 30 days of employment, you will be eligible to participate in the Hain Celestial 401(k) Retirement Plan.

10.You will be entitled to up to four (4) weeks of annual paid vacation and other personal leave in accordance with Company policy, which shall be subject in all respects to the terms and conditions of the Company’s paid time off policies, as may be in effect from time to time.

11.This offer is contingent upon the approval of the Company’s Board of Directors and the Compensation Committee. This offer is further contingent upon your completion of a pre-hire screening, which will require that you execute documents required by Han Celestial for a background investigation concerning your criminal, employment, education and credit history. You will also be required to enter into a Restrictive Covenant Agreement (which includes our standard requirements relating to non-competition, non-solicitation and confidentiality) within thirty (30) days of the Start Date.

12.You have advised us that you are not a party to or restricted by an agreement with a previous employer that would interfere with or impair in any way your ability to perform the duties of your position with Hain Celestial as described in this letter. It is a condition of your employment with Hain Celestial that you refrain from using or disclosing any proprietary information or trade secrets of any previous employer in the course of your employment with Hain Celestial. If any previous employer asserts a claim that your employment with Hain Celestial violates any contractual obligations owed by you, or that you have otherwise committed a breach of any contractual or other duty to a previous employer, Hain Celestial may immediately terminate your employment, and such termination will be treated as a termination for cause. In the event of such a claim, Hain Celestial is not obligated to indemnify you for any damages or to provide a defense against such claims.

13.This letter does not constitute a contract of employment or a guarantee that your employment will continue for any period of time or any specific treatment. Your employment with us is “at-will”, and is therefore terminable by either Hain Celestial or you without cause, notice or liability. Your continued employment is subject to, among other things, your satisfactory completion of your job responsibilities and your compliance with Hain Celestial’s policy requirements.

14.This letter and the Company’s obligations hereunder are intended to comply with or otherwise be exempt from Section 409A and its corresponding regulations, to the extent applicable, and shall be so construed.

15.This letter supersedes all prior or contemporaneous agreements, understandings, negotiations or representations, whether oral or written, express or implied, on this subject. This letter may not be modified or amended except by a specific, written arrangement signed by you and Hain Celestial's Chief Executive Officer. The terms of this letter shall be governed by New York law.

Please acknowledge your acceptance of these terms by your signature below. Afterwards, kindly return one copy to me and keep one copy for your records.

Sincerely,

/s/ Kristy Meringolo

Kristy Meringolo
Senior Vice President, General Counsel,
Chief Compliance Officer & Corporate Secretary

Accepted:  /s/ Javier Idrovo
Javier Idrovo

Date:  10/31/2019

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